Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of NexPoint Real Estate Finance, Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 28, 2022.

/s/ James D. Dondero
James D. Dondero

NEXPOINT ADVISORS, L.P.

By:	NexPoint Advisors GP, LLC, its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: Sole Member

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: President, Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary

NEXPOINT REAL ESTATE OPPORTUNITIES, LLC

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Authorized Signatory

NEXPOINT ASSET MANAGEMENT, L.P.

By:	Strand Advisors XVI, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: Sole Member

HIGHLAND INCOME FUND

By:	/s/ Dustin Norris
Name: Dustin Norris
Title: Executive Vice President

/s/ Nancy Marie Dondero
Nancy Marie Dondero